Exhibit 10.5

MUTUAL SEPARATION AGREEMENT

THIS MUTUAL SEPARATION AGREEMENT (“Agreement”) is entered into by and between Jeffrey L. Tate (“Executive”) and Leggett & Platt, Incorporated, its officers, agents, subsidiaries, affiliates, employees, and Board of Directors, both in their representative and individual capacities (collectively referred to as “Employer”).

WHEREAS, Executive is currently employed by Employer; and

WHEREAS, Executive and Employer mutually desire to terminate their employment relationship on good terms and without any continuing disputes, differences, grievances, charges, complaints, or litigation between them.

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, Executive and the Employer (collectively referred to as the “Parties”) agree as follows:

1. Termination of Employment and Payment.

a. Executive performed his or her regular duties with Employer through June 21, 2023 (“Separation Date”), on which date Executive’s employment with Employer ended as a termination without cause.

b. In exchange for Executive’s execution of, compliance with, and non-revocation of this Agreement, Employer agrees to issue severance payments and benefits to Executive and his attorney (collectively “Separation Pay”) as follows:

(1) Employer agrees to pay Executive the gross amount of $418,000, less lawful withholding and other required taxes, via direct deposit within 30 days following the execution of this Agreement. Employer will treat the payment described in this subparagraph as supplemental wages for withholding and tax reporting purposes and issue a W-2 for such payment.

(2) Following delivery of a fully executed W-9 Form and wiring instructions to Employer, and contingent on Executive not revoking his acceptance of this Agreement under paragraph 1.b.(4), Employer agrees to pay the Executive’s attorney, Oberti Sullivan LLP, the total amount of $422,000, representing the attorney’s fees and costs for its handling of Executive’s representation in this matter, with $209,000 to be paid via wire transfer within 30 days following the execution of this Agreement, and the remaining $213,000 to be paid on or around March 1, 2024 (consistent with the timing of the payments in paragraph 1.b.(4)). Employer will issue Oberti Sullivan LLP a Form 1099 for the amount of monetary consideration described in this subparagraph. Executive represents and agrees that he and his attorney have exclusively arrived at the allocation of the total consideration between him and his attorney, and that there is a fair and rational basis for such allocation that has been arrived at on a good faith basis. The money consideration described in this subparagraph shall relieve Employer and all Releasees (defined in paragraph 2 herein) from any other claims or liability to any other attorney or law firm for attorneys’ fees or costs to which any of them may claim to be entitled on behalf of Executive.

(3) Within a reasonable time period after the actual 2023 performance results are determined and calculated under the Employer’s bonus program, Employer agrees to issue a collective lump-sum payment to Executive that is equal to one-half the amount he otherwise would have received had he remained employed through December 31, 2023, depending on the final 2023 plan performance results. Such payment is subject to the provisions of the Key Officers Incentive Plan, including the recoupment provisions of such plan. The target value of this lump-sum payment is $250,800, less lawful withholding and other required taxes, which may be higher or lower depending on the final 2023 performance results.

(4) Employer agrees to pay Executive the gross amount of $225,811, less lawful withholding and other required taxes, in a lump sum payment on or around March 1, 2024, which represents the current value of unvested restricted stock units that would have vested in February 2024 and March 2024, if Mr. Tate had remained employed by Leggett through the vesting dates, after deducting for the second installment of attorneys’ fees included in paragraph 1.b.(2).

(5) Employer agrees to pay Executive the lump sum amount of $36,602.28, less withholdings and taxes, within 30 days of the execution of this Agreement, which is the current value of 18 months’ worth of medical COBRA benefits.

(6) Employer agrees to pay Executive $36,173.08, less taxes and other withholdings, which is the value of 3 weeks accrued, but unused, vacation time on Executive’s final paycheck.

c. As of Executive’s Separation Date, Executive shall not be eligible and is not eligible to participate in any of Employer’s benefit plans, including, but not limited to, any dental or medical insurance, long term care plans, retirement or 401(k) plans, Executive Stock Unit (ESU), Deferred Compensation, Management Incentive, Restricted Stock Unit (RSU), or Performance Stock Unit (PSU) programs, vacation leave, sick leave, long term disability insurance, life insurance, or personal accident insurance. Executive acknowledges that his participating in the ESU and Deferred Compensation program ceased June 21, 2023, the Executive’s last day worked. Nothing in this Section shall prevent Executive from participating in a COBRA continuation coverage program or any similar state medical, dental, and vision insurance continuation coverage program.

d. Executive acknowledges and agrees that, other than the payments described in paragraph 1.b. of this Agreement, Executive has been paid, or Employer has informed Executive that, consistent with applicable state and federal law, and in accordance with normal company practice and timeframes, Executive will be paid any outstanding compensation due and owing to Executive from any source of entitlement, including all wages, salary, commissions, bonuses, incentive payments, profit-sharing payments, expense reimbursements, leave, or other benefits, if any, which were earned and due to Executive as of his or her Separation Date. Executive further agrees that the payments referred to in paragraph 1.b do not constitute compensation for Executive’s time worked and services rendered through Executive’s Separation Date, but rather constitute consideration for the promises contained in this Agreement, and that such consideration is above and beyond any wages or salary or other sums to which Executive is entitled from Employer under the terms of his or her employment with Employer, or under any contract, any policy, plan, procedure of Employer, any prior agreement, understanding or arrangement between the parties and/or any law.

2. General Release. Except for any rights granted under this Agreement, Executive, for himself, and for his successors, heirs, assigns (including his spouse, if any), executors and administrators, hereby releases, remises and forever discharges Employer, its past and present parents, subsidiaries, affiliates, divisions, predecessors, successors, and assigns, and all of their past and present directors, officers, employees, partners, attorneys, shareholders, administrators, Executives, agents, representatives, employment benefit plans, plan administrators, fiduciaries, trustees, insurers and re-insurers, and all of their predecessors, successors and assigns, (collectively, the “Releasees”), of and from all claims, causes of action, covenants, contracts, agreements, promises, damages, disputes, demands, fees, liabilities and all other manner of actions whatsoever, in law or in equity, that Executive ever had, may have had, now has or that his or her successors, heirs, assigns (including his spouse, if any), executors or administrators hereinafter can, shall or may have, whether known or unknown, liquidated or unliquidated, asserted or unasserted, suspected or unsuspected, arising out of, resulting from, and/or any way related to Executive’s employment, the terms and/or conditions of that employment, the termination of that employment, and/or any actual or alleged act or omission which has occurred at any time up to and including the date of the execution of this Agreement (the “Released Claims”).

The Released Claims include, without being limited to, any and all claims, demands and causes of action under the following laws, all as amended—the Civil Rights Acts of 1866, 1964, and 1991, 42 U.S.C. Sections 1981 and 2000(e) et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. Sections 12101 et seq.; the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. Section 2000ff et seq.; the Rehabilitation Act of 1973, 29 U.S.C. Section 701 et seq.; the Executive Retirement Income Security Act, 29 U.S.C. Section 1001 et seq.; the federal Family and Medical Leave Act of 1993, 29 U.S.C. Section 2601 et seq.; the Uniformed Services Employment and Reemployment Rights Act of 1994, 38 U.S.C. Section 4301 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq.; the Equal Pay Act of 1963, 29 U.S.C. Section 206(d); the Age Discrimination in Employment Act, 29 U.S.C. Section 215(a)(3); the retaliation provision under the Fair Labor Standards Act, 29 U.S.C. Section 215(a)(3); the Missouri Human Rights Act, Mo. Rev. Stat. § 213, et seq.; the Missouri Whistleblower’s Protection Act, Mo. Rev. Stat. § 285.575; the Missouri Wages, Hours and Dismissal Rights Act, Mo. Rev. Stat. § 290.010 et seq.; the Missouri Service Letter Statute, Mo. Rev. Stat. § 290.140; Michigan Elliott-Larsen Civil Rights Act, MCL § 37.2101, et seq.; the Michigan Persons with Disabilities Civil Rights Act, MCL § 37.1101, et seq.; the Michigan Payment of Wages and Fringe Benefits Act, MCL § 408.471, et seq.; the Michigan Whistleblowers Protection Act, MCL § 15.361, et seq.; the Bullard-Plawecki Executive Right to Know Act, MCL § 423.501, et seq.; the Michigan Workforce Opportunity Wage Act, MCL § 408.931, et seq.; the Michigan Occupational Safety and Health Act, MCL § 408.1001, et seq.; or similar state or federal laws and any other federal, state, county, municipal or other local statute, regulation, ordinance, common law, public policy or decision relating to or arising out of Executive’s employment, including but not limited to any claim concerning discrimination, harassment, retaliation, veteran status, pay, benefits, breach of contract, wrongful discharge, whistleblowing, tort, fair credit reporting, detrimental reliance, defamation, emotional distress and/or any other aspect of employment or any other matter, as well as any claims for attorneys’ fees and/or costs.

The Released Claims do not constitute a waiver or release by Executive of: (i) any claim arising after his or her execution of this Agreement, including but not limited to any rights or remedies available to Executive to enforce this Agreement or any of its terms or conditions, or (ii) any rights that cannot by law be released by private agreement, including Executive’s right to receive unemployment compensation and/or workers’ compensation benefits to which Executive may be entitled.

Executive hereby agrees not to bring or participate in any class or collective action against Employer or any of the Releasees that asserts, in whole or in part, any claims that arose before Executive signed this Agreement, whether or not such claims (if brought by Executive individually) are released by this Agreement.

Executive acknowledges that different or additional facts may be discovered in addition to what he now knows or believes to be true with respect to the matters herein released, and Executive agrees that this Agreement shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any such different or additional facts.

Executive acknowledges and agrees that each of the Releasees shall be a third-party beneficiary to the release contained in this paragraph, with full rights to enforce this Agreement and the matters documented herein.

3. Savings Clause. Notwithstanding the release and other obligations contained within paragraphs 2, 4, 5, 6 and 8, nothing in this Agreement shall prevent, limit or otherwise restrict Executive from: (i) filing a charge (including a challenge to the validity of this Agreement) or complaint with or otherwise reporting possible violations of law or regulation to the Equal Employment Opportunity Commission (the “EEOC”), the Occupational Safety and Health Administration (“OSHA”), the National Labor Relations Board (the “NLRB”), the Securities Exchange Commission (the “SEC”), a fair employment practice agency, or any other federal, state, or local governmental agency or commission (collectively “Government Agencies”); (ii) communicating with any Government Agencies or participating in any investigation or proceeding conducted by any Government Agencies, without notice to Employer; or (iii) receiving an award for information provided to the SEC or any other securities regulatory agency or authority. However, by entering into this Agreement, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary relief or other personal relief from Employer, including but not limited to reinstatement and attorneys’ fees, as a result of any such proceedings, including any subsequent legal action, except where such a waiver is prohibited.

4. Proprietary and/or Confidential Information. Executive agrees that any sensitive, proprietary or confidential information or data relating to Employer, including, without limitation, trade secrets, methods, processes, techniques, practices, product designs, pricing information, billing histories, customer requirements, customer lists, customer contacts, employee lists, salary information, personnel matters, financial data, operating results, plans, contractual relationships, projections for new business opportunities, new or developing business for Employer, technological innovations in any stage of development, Employer’s financial data, long range or short range plans, any confidential or proprietary information of others licensed to Employer, and all other data and information of a competition-sensitive nature (collectively, “Confidential Information”), and all notes, records, software, drawings, handbooks, manuals, policies, contracts, memoranda, sales files, or any other documents generated or compiled by any Executive of Employer reflecting such Confidential Information, that he acquired while an Executive of Employer shall not be disclosed or used for Executive’s own purposes or in a manner detrimental to Employer’s interests. In addition, Executive hereby reaffirms his or her existing obligations, to the fullest extent permitted by law, under any and all confidentiality agreements that he has or may have signed with Employer or its affiliates.

5. Return of Information and Property. Executive agrees to return to Employer the originals and all copies (regardless of medium) of all information, files, materials, equipment, documents or other property relating to the business of Employer and its affiliates, and Executive represents that all such information and items have been returned to Employer.

6. Cooperation. Following Executive’s Separation Date, Executive shall cooperate fully with the Employer in all matters including, but not limited to, advising the Employer of pending work on behalf of Employer, assisting with the orderly transfer of work to other employees or representatives of Employer, and providing information, documents, or testimony in any legal matter or investigation related to employee’s employment with Employer.

7. Executive Affirmations.

a. With respect to wage and hour requirements that exist under the Fair Labor Standards Act (“FLSA”) and/or any other state or local wage and hour laws (collectively, “Wage and Hour Laws”) in connection with Executive’s employment with Employer, Executive affirms:

i. Prior to executing this Agreement, he was paid in full for all straight time, overtime and other wages due from Employer under applicable Wage and Hour Laws.

ii. He has been and/or was properly classified as either exempt or nonexempt from overtime (i.e., as either ineligible or eligible to receive overtime).

iii. He has reported to Employer all time he worked for Employer to the extent required under applicable Wage and Hour Laws.

iv. He has been and/or was fully and properly paid for all time that he worked for Employer and received all required breaks in accordance with applicable Wage and Hour Laws.

v. He does not claim that Employer violated or denied any of his or her wage and hour rights under any Wage and Hour Laws.

vi. He has received his final paycheck, which includes payment of all wages (including overtime) and vacation payments due and owing through the Separation Date, and such payment was not made conditional upon the execution of this Agreement.

b. Executive further affirms that he is aware of no facts (including any injuries or illnesses) which might lead to him filing a workers’ compensation claim against any Releasee, and Executive warrants and agrees that he has not suffered any work injury that he has not previously disclosed to Employer.

c. Executive represents and warrants that he has not previously filed or joined in any claims that are released herein and that Executive has not given, sold, or assigned any portion of any claims released herein to anyone else.

d. Executive affirms that Executive has not made any claims or allegations to the Employer related to sexual harassment, sex discrimination, or sexual abuse, and that the payment set forth in this Agreement is not related to sexual harassment, sex discrimination, or sexual abuse.

e. Executive affirms that Executive has not engaged in any unlawful conduct relating to the business of Employer.

8. Disparaging Comments. Executive acknowledges and agrees that he will not make any disparaging, false, or negative comments in any format, whether written, electronic or oral, to any customer, vendor, Employer’s employees, the media, or any other individual or entity, regarding Employer or any of the Releasees, which relate to Employer’s business, services, reputation, officers, employees, financial status or the relationship between Employer and Executive, or that could damage any of them in any of their business relationships. Employer acknowledges and agrees that its executive management will not make any disparaging, false, or negative comments in any format, whether written, electronic or oral, to any customer, vendor, the media, or any other individual or entity, regarding Executive or his tenure at the Employer that could damage him in any of his business relationships.

9. Restrictive Covenants. Due to Executive’s leadership role with the Employer, Executive is and was in a position of trust and confidence and has and has had access to and knowledge of valuable Confidential Information of the Employer, and its subsidiaries and affiliates (collectively, the Companies), that is not reasonably available to the public or the market generally, including but not limited to business processes, techniques, plans, strategies, trade secrets, sensitive financial and legal information, terms and arrangements with business partners, customers, and suppliers, portfolio planning analysis, strategic planning results, new growth platform analysis, trade secrets, and other confidential information of the Companies, that if known outside the Employer would cause irreparable harm to the Employer. In addition, Executive had influence upon customer or supplier relationships, goodwill or loyalty which are valuable interests to the Employer.

During Executive’s employment and through two years after the Separation Date, Executive agrees he will not directly or indirectly (i) engage in any strategic planning, financial planning, acquisition analysis, portfolio analysis, new growth platform development or other business development activities at any Competitive Company (ii) influence or attempt to influence any employee, representative or advisor of the Companies with whom Executive worked or interacted with to terminate his employment or relationship with the Companies, or (iii) engage in activity that may require or inevitably will require disclosure of or reveal any trade secrets, proprietary information, or Confidential Information of the Companies. “Competitive Company” means any corporation, partnership, limited liability company or other entity that manufactures, assembles, sells, distributes, or designs any products that are the same as, similar to, or competitive with any products manufactured, assembled, sold, distributed or designed by any of the Companies, or that otherwise competes with any business of the Companies, in each case as conducted during the last two years of Executive’s employment and within the Restricted Territory. “Restricted Territory” means the United States, Canada, Mexico, Europe and China. Executive agrees the covenants in this paragraph are reasonable in time and scope and justified based on Executive’s position and receipt of the consideration specified herein. In the event Executive violates the terms of this paragraph, the two-year term of the restrictive covenants shall be automatically extended by the period Executive was violating any term of this paragraph.

Executive understands and agrees that the Restrictive Covenants in this paragraph are in addition to, and do not supersede, non-compete or non-solicitation obligations contained in other Agreements between Executive and Employer, including but not limited to the EICNN and the terms and conditions of the RSU and PSU awards.

10. Entire Agreement; Assignability; Counterparts. Except for Executive’s Employee Invention, Confidentiality, Non-Solicitation and Non-Interference Agreement, and the terms and conditions of the applicable benefit policies currently in effect, and any confidentiality, non-compete or non-solicitation agreements currently in effect, this Agreement contains the entire agreement between the parties relating to the subject matter of this Agreement, and may not be altered or amended except by an instrument in writing signed by both parties. Executive has not relied upon any representation or statement outside this Agreement with regard to the subject matter, basis or effect of this Agreement. The language of all parts of this Agreement shall in all cases be construed as a whole, according to the language’s fair meaning, and not strictly for or against any of the parties. This Agreement shall be binding upon and inure to the benefit of the parties and their respective representatives, successors and permitted assigns. Neither the waiver by either party of a breach of or default under any of the provisions of the Agreement, nor the failure of such party, on one or more occasions, to enforce any of the provisions of the Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder. The parties agree to take or cause to be taken such further actions as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms, and conditions of this Agreement.

This Agreement and the rights and obligations hereunder may not be assigned by the Executive without the prior written consent of Employer. Employer shall freely assign the rights and obligations hereunder without the Executive’s consent.

This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

11. Non-Admission of Liability; Attorneys’ Fees. This Agreement shall not in any way be construed as an admission by the Employer, its officers, agents, or Executives, of any wrongful or unlawful act or omission whatsoever against Executive or any other person. The Employer specifically disclaims any liability to, or wrongful or unlawful act or omission against Executive or any other person on the part of itself, its officers, agents or Executives. In any action to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including reasonable attorneys’ fees.

12. Acknowledgment/Time Frames.

a. With respect to the General Release in paragraph 2 hereof, Executive agrees and understands that he is specifically releasing all claims and rights under the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq., as amended by the Older Workers Benefit Protection Act (29 U.S.C. §621 et seq.).

b. This Agreement does not waive rights or claims that arise after the date it is executed.

c. Executive acknowledges that he has read and understands the foregoing Agreement, including this paragraph 12, and executes it knowingly and voluntarily and without coercion.

d. Executive acknowledges that he is hereby being advised in writing to consult with an attorney prior to executing this Agreement.

e. Executive acknowledges that he is being given a period of twenty-one (21) days within which to consider and execute this Agreement, unless he voluntarily chooses to execute this Agreement before the end of the twenty-one day period.

f. By signing and returning this Agreement to Employer, Executive understands that he has seven (7) days following his execution of this Agreement to revoke it in writing, and that this Agreement is not effective or enforceable until after this seven-day period has expired without revocation. For such revocation to be effective, written notice must be received by Jennifer Davis, Leggett & Platt, Incorporated, No. 1 Leggett Road, P.O. Box 757, Carthage, Missouri 64836, facsimile number 417-358-8449, e-mail jennifer.davis@leggett.com, by no later than 12:01 a.m. on the eighth calendar day after the date by which Executive has signed this Agreement (“Revocation Deadline”).

g. Executive expressly agrees that, in the event he revokes this Agreement, the Agreement shall be null and void and have no legal or binding effect whatsoever. This Agreement shall be valid and binding upon signature by Executive, including signature transmitted by facsimile or electronically. However, Executive agrees to immediately hand deliver or send a signed original of this Agreement to Employer.

13. Indemnification. Executive represents and warrants that Executive has made no assignment of any of his claims described herein, or any part thereof, to any other person or entity. Executive, in consideration of the payments of the sum set forth above agrees to indemnify and hold harmless Employer from any and all claims, demands, or causes of action, of any and every nature whatsoever, made by any persons or entities, whether a party to this Agreement or not, in connection with the matters made the subject of this Agreement. It is the express intent of Executive to indemnify Employer against the consequences of Executive’s negligence and any and all acts or omissions giving rise to any causes of action, whether state or federal, and whether or not such negligence, acts, or omissions constitute the sole proximate cause of any damages sought.

Executive acknowledges and agrees that Employer has made no representations to him or her regarding the tax consequences of any amounts received by him or her pursuant to this Agreement. Executive agrees to pay federal or state taxes, if any, which are required by law to be paid with respect to the Separation Pay. Executive further agrees to indemnify and hold Employer harmless from any claims, demands, deficiencies, levies, assessments, executions, judgments or recoveries by any governmental entity against Executive for any amounts claimed due on account of this Agreement or pursuant to claims made under any federal or state tax laws, and any costs, expenses or damages sustained by Executive by reason of any such claims, including any amounts paid by Executive as taxes, required withholdings, attorneys’ fees, deficiencies, levies, assessments, fines, penalties, interest or otherwise. Employer will be responsible, however, for submitting to tax authorities the applicable withholdings deducted from the check to Executive and for paying Executive’s FICA contribution and similar state or federal tax responsibilities of Employer relating to the payment to Executive referenced in paragraph 1.b above.

14. Governing Law and Jurisdiction. This Agreement is entered into and accepted in Carthage, Missouri. This Agreement shall be construed under and in accordance with the substantive law of the state of Missouri. Executive irrevocably submits to the exclusive jurisdiction, including the personal jurisdiction of Executive, of the Circuit Court for Jasper County, Missouri or the United States District Court for the Western District of Missouri in any action or proceeding arising out of or relating to this Agreement or Executive’s employment with Employer.

15. Severability. Should any provision of this Agreement be declared or be determined by any Court of competent jurisdiction to be illegal, invalid, void, or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and any said illegal, unenforceable or invalid part, term or provision shall be deemed not to be a part of this Agreement.

By signing below, Executive represents and warrants that he has full legal capacity to enter into this Agreement, has carefully read this Agreement, has had a full opportunity to review this Agreement with counsel of Executive’s choosing, and has executed this Agreement knowingly and voluntarily, without duress, coercion or undue influence.

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PLEASE READ CAREFULLY. YOU ARE GIVING UP THE RIGHT TO RECOVER ANY MONETARY DAMAGES OR OTHER RELIEF ARISING FROM ANY KNOWN AND UNKNOWN LEGAL CLAIMS THAT YOU HAVE AGAINST EMPLOYER AND THE RELEASEES IDENTIFIED IN PARAGRAPH 2 BY SIGNING THIS AGREEMENT.

EXECUTED this 20th day of June, 2023.

/s/ Jeffrey L. Tate

JEFFREY L. TATE

EXECUTED this 21st day of June, 2023.

For the Employer: /s/ Scott S. Douglas

Its: Senior Vice President-General Counsel & Secretary

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